UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01	Entry Into a Material Definitive Agreement

On February 21, 2008, American Dental Partners, Inc. (the “Company”) and its subsidiary guarantors entered into Amendment No. 5 to Amended and Restated Credit Agreement and Waiver (the “Amended Credit Agreement”) with the lending institutions (the “Lenders”) party to the credit agreement dated February 22, 2005, as amended (the “Credit Agreement”) and KeyBank National Association, as lender and as administrative agent. Capitalized terms used herein and not otherwise defined shall have the meaning attributed to them in the Credit Agreement.

On February 21, 2008, the Company and its subsidiary guarantors entered into Amendment No. 1 to Term Loan Agreement and Waiver (the “Amended Term Loan Agreement”) with the lending institutions party to the term loan agreement dated September 25, 2007 (the “Term Loan Agreement”) and KBCM Bridge LLC, as lender and as administrative agent.

Pursuant to the terms of the Amended Credit Agreement, the revolving credit facility will have a capacity of $75,000,000 with $45,474,000 drawn, including outstanding letters of credit, at February 21, 2008. The term loan facility had $100,000,000 outstanding at February 21, 2008. Both facilities will mature on June 30, 2009, and at current leverage levels, the Company will borrow on both facilities at the Eurodollar rate plus 250 basis points. Commencing on the 90th day following the effective date of the Amended Term Loan Agreement, and each 90 day period thereafter, the Applicable Margin rate for the term loan facility will increase by 50 basis points over the Applicable Margin then in effect.

The amended facilities will permit the Company to borrow up to $15,000,000 annually for capital expenditures, $15,000,000 annually for acquisitions and up to $13,000,000 for earnout and contingent payments on previously completed acquisitions, subject to a maximum debt to earnings before interest, taxes, depreciation and amortization leverage ratio of 3.75x.

The commitment fee for the unused capacity under the Amended Credit Agreement will be 50.00 basis points, and at the end of each quarterly period on and after March 31, 2008, the administrative agent shall determine the commitment fee rate, which shall be 37.50 basis points if the Leverage Ratio is less than 3.00 to 1.00 and 50.00 basis points if the Leverage Ratio is greater than or equal to 3.00 to 1.00.

The Amended Credit Agreement and Amended Term Loan Agreement contain various financial covenants, including (i) a minimum Consolidated Net Worth equal to 85% of the Consolidated Net Worth for the quarter ended March 31, 2008, plus 50% of Consolidated Net Income for each quarterly period thereafter, plus 100% of the proceeds from any equity offering; (ii) a Leverage Ratio not to exceed 3.75 to 1.00; (iii) a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00; (iv) Consolidated Capital Expenditures during any fiscal year not to exceed $15,000,000; and (v) Consolidated EBITDA of not less than $40,000,000. The Amended Credit Agreement and the Amended Term Loan Agreement provide that subsequent management service agreement terminations representing in the aggregate 2.5% or more of the Consolidated Revenue will be an event of default.

The Amended Credit Agreement and the Amended Term Loan Agreement will become effective upon completion of the transactions contemplated by the previously announced settlement of litigation among PDG, P.A., PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company. The Company continues to negotiate definitive agreements with PDG under the Settlement Agreement. If the transactions contemplated by the settlement are not completed on or before February 29, 2008, the Amended Credit Agreement and the Amended Term Loan Agreement will not take effect.

Copies of each of the Amended Credit Agreement and Amended Term Loan Agreement are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

On February 21, 2008, the Company issued a press release announcing the foregoing. A copy of the press release is filed herewith as exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Amendment No. 5 to Amended and Restated Credit Agreement and Waiver among American Dental Partners, Inc., its subsidiary guarantors and the lending institutions party to the credit agreement dated February 22, 2005, as amended and KeyBank National Association, as lender and as administrative agent, dated February 21, 2008.

10.2	Amendment No. 1 to Term Loan Agreement and Waiver among American Dental Partners, Inc., its subsidiary guarantors, the lending institutions party to the Term Loan Agreement and KBCM Bridge LLC, as lender and as administrative agent, dated February 21, 2008.

99.1	Press release dated February 21, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

February 27, 2008	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President, Chief Financial Officer and Treasurer
(principal financial officer)